Exhibit 99.1

For Immediate Release

Contacts:

Roche	Protein Design Labs, Inc.
Heather Van Ness	James R. Goff
Director, Public Affairs	Senior Director,
Phone: (973) 562-2203	Corporate Communications
Phone: (510) 574-1421

ROCHE AND PROTEIN DESIGN LABS RESTRUCTURE COMMERCIAL ALLIANCE
ON ZENAPAX®

PDL Obtains Exclusive Worldwide Rights in Non-Transplant Indications

Webcast to Discuss Agreement Scheduled for 8:30 a.m. Eastern Time

Fremont, Calif. and Nutley, NJ, September 30, 2003 – Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) and Roche today announced that PDL has obtained exclusive worldwide rights to market, develop manufacture and sell Zenapax® (daclizumab) in all disease indications other than organ transplantation.  Roche will continue to market Zenapax in transplantation indications until 2007.  An earlier transfer of rights in transplantation to PDL could occur at Roche’s election.

The PDL-Roche collaboration dates to 1989 when Roche acquired the rights to commercialize Zenapax worldwide.  PDL began receiving royalties on sales of Zenapax following its commercial launch in 1997.  In October 1999, under a revised agreement PDL assumed worldwide responsibility for the clinical development of daclizumab for the potential treatment of autoimmune diseases.  Roche retained exclusive worldwide rights to Zenapax for non-autoimmune diseases as well as commercialization rights worldwide, and continued to market Zenapax for the prevention of kidney transplant rejection.

Under the new agreement, PDL will immediately assume worldwide responsibility for the development and, if successful, sales and marketing of daclizumab in all indications other than transplantation.  PDL also will have rights to manufacture the product.  PDL currently is conducting a randomized, placebo-controlled Phase II clinical trial of Zenapax in patients with moderate-to-severe ulcerative colitis.  A Phase II trial of daclizumab in severe asthma is fully enrolled, and PDL currently expects to report results of that study in the first quarter of 2004.

Protein Design Labs, Inc.

34801 Campus Drive

Fremont, CA 94555

Tel: 510.574.1400

Fax: 510.574.1500

About the New Agreement

PDL will pay a total of $80 million for return of all exclusive rights in indications other than transplantation and a reversion right, exercisable in 2006 but effective in 2007, to repurchase all rights in remaining transplant indications, unless earlier elected by Roche.  Transfer of Zenapax in the transplantation indications to PDL will result in an additional exercise fee payable to Roche.  The exercise fee will be based on the average annual gross sales of Zenapax during the period January 1, 2004 through the calendar quarter prior to the date of exercise, and currently is estimated to be approximately $21 million, assuming sales remain at or near expected 2003 levels.  If PDL does not receive transplantation rights, PDL would pay modest royalties to Roche on any sales in all diseases other than transplantation, and would continue to receive royalties on sales of Zenapax sold by Roche in transplantation.

“Zenapax has been, and will continue to be, an important medicine for the transplantation community, a community Roche has been committed to serving for many years,” said William M. Burns, Head of Roche’s Global Pharmaceutical Division.  “While Zenapax remains an important part of Roche’s transplantation portfolio, we are excited about the fact that Zenapax could benefit a broader patient population.  In addition, we are proud to help enable our long time partner to achieve one of its key corporate goals with this new arrangement.”

Mark McDade, Chief Executive Officer, PDL, said, “As the first antibody we humanized, we are deeply committed to the broadest possible development of Zenapax in important diseases outside of transplantation.  This agreement creates a means to continue Roche’s commitment to the transplant community, at the same time providing a clearer path for PDL to expand uses of daclizumab in underserved medical markets, such as ulcerative colitis and multiple sclerosis.  We are indebted to Roche’s significant efforts during the past five years aimed at establishing Zenapax as a key element in renal transplantation.

“PDL may now fully exploit the opportunity in inflammatory bowel disease, a core therapeutic focus for us, and retain the full financial benefits of that opportunity with little or no obligation to Roche in the future,” Mr. McDade added.  “We gain additional flexibility to explore significant partnerships in larger disease indications and are positioned to generate PDL product revenues by 2007, given the option to begin marketing Zenapax directly via a PDL sales and marketing effort.  We are very excited at the opportunities for Zenapax as a PDL marketed product.”

About PDL

Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions.  PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer.  PDL holds fundamental patents for its antibody humanization technology.  Further information on PDL is available at www.pdl.com.

Roche in Transplantation

The Roche Group is a leading research-based health care enterprise that ranks among the world leaders in pharmaceuticals and diagnostics.  The U.S. prescription drug unit of the Roche Group is Hoffmann-La Roche Inc, based in Nutley, N.J.  Roche is strongly committed to improving the long-term outcomes of transplantation and enhancing the quality of life of transplant recipients.  Roche has been involved in organ transplantation for more than 10 years and has an ongoing commitment to the science and practice of organ transplantation, including as a leading supporter of both medical research and ongoing education for transplant professionals.  Roche products committed to the transplantation area include Cellcept, the largest selling branded immunosuppressive in North America, and Valcyte, an oral antiviral for treatment of Cytomegalovirus, in addition to Zenapax.  Sales of such products totaled $557 million in 2002 for the U.S.  With Isotechnika, Roche is also co-developing ISA247, a calcineurin inhibitor. In addition, Roche supports basic research in transplantation with its funding of the independent Roche Organ Transplantation Research Fund (ROTRF), which directly supports innovative research projects attracting new researchers with innovative and novel scientific ideas to meet unmet medical needs in solid organ transplantation.  For more information on the Roche pharmaceuticals business in the United States, visit the company’s Website at: http://www.rocheusa.com.

Roche Business Development and Alliance Strategy

Roche is a distinctive alliance partner with expertise in identifying cutting-edge innovation that can lead to new and improved medicines. Over the past 18 months alone, Roche has formed over 40 new partnerships, which span a wide range of therapeutic areas and technologies, making it an industry leader. Through its alliance strategy, Roche creates value with its partners by transforming those business transactions into productive relationships. A key element of this strategy is to enable its partners to achieve their vision while maintaining their cultural identity and entrepreneurial spirit.

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those in the forward-looking statements. Factors that may cause such differences are discussed in PDL’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and its Annual Report on Form 10-K for the year ended December 31, 2002, and in other filings made with the Securities and Exchange Commission. In particular, there can be no assurance that Zenapax will prove safe and efficacious in clinical studies for any autoimmune indications, or even if successful in clinical studies, that PDL will elect to file for regulatory approval with respect to any indication for which clinical studies are completed.

Webcast scheduled for 8:30 a.m. Eastern time on September 30

PDL will host a webcast beginning at 8:30 a.m. Eastern time on September 30, 2003, to discuss the new agreement.

The live webcast will be available through the PDL website: www.pdl.com.  Please connect to this website at least 15 minutes prior to the live webcast to allow time for any software download that may be needed to hear the webcast.  A replay will be available at www.pdl.com starting approximately one hour after completion of the webcast.

An audio replay will also be available by telephone from approximately 10:30 a.m. Eastern time on September 30, 2003 through 5:00 p.m. Eastern time on October 2, 2003.  To access the replay, dial 800-633-8284 from inside the United States and 402-977-9140 from outside the United States; enter conference ID number 21161917.

All trademarks used or mentioned in this release are legally protected.